AARON D. FORD
Attorney General

KYLE E. N. GEORGE
First Assistant Attorney General

CHRISTINE JONES BRADY
Second Assistant Attorney General

STATE OF NEVADA
OFFICE OF THE ATTORNEY GENERAL
555 E. Washington Ave. Suite 3900
Las Vegas, Nevada 89101

JESSICA L. ADAIR
Chief of Staff

LESLIE NINO PIRO
General Counsel

HEIDI PARRY STERN
Solicitor General

July 27, 2021

VIA U.S. MAIL and EMAIL

Adam R. Fulton, Esq.
Jennings & Fulton, LTD.
2580 Sorrel St.,
Las Vegas, NV 89146
Email: afulton@jfnvlaw.com

Re: State of Nevada, Cannabis Compliance Board v. Red Earth, LLC
Case No: 2021-41

Dear Mr. Fulton:

At its meeting on July 27, 2021, the Cannabis Compliance Board ("CCB") voted to approve the settlement agreement between Red Earth, LLC ("Red Earth"), and the CCB. A fully executed copy of the approved settlement agreement is attached for your files.

Red Earth is required to comply with all provisions in the attached settlement agreement, which includes payment of the civil penalty within 30 days of July 27, 2021, which is no later than Thursday, August 26, 2021, by 5:00 p.m., Pacific Time. This payment must be received at the CCB office in Carson City prior to that date and time. Additionally, pursuant to Paragraph 17 of the Settlement Agreement, Red Earth must submit all unwinding documents to CCB staff for review and approval no later than Tuesday, August 31, 2021.

All payments made via mail must be made in the form of a check, cashiers' check or money order payable to STATE OF NEVADA. **Please indicate the case name and/or case number on the memo line**. **Do not include the words "marijuana" or "cannabis" anywhere on your payment**. Include a copy of your statement or order and mail to:

Standard Mail:

CCB Processing
P.O. Box 1948
Carson City, NV 89701
Attn: Mr. Steve Gilbert

Express or Overnight Courier

CCB Processing
1550 College Parkway, Suite 142
Carson City, NV 89706
Attn: Mr. Steve Gilbert

To make a cash payment, please schedule an appointment on the CCB website: https://nvccbappts.as.me/schedule.php

Should you have any payment questions, please contact Steve Gilbert at 775-684-5874 or sfgilbert@ccb.nv.gov. For legal questions, please call 702-486-0031 or email lrath@ag.nv.gov.

Sincere Regards,

L. Kristopher Rath
Senior Deputy Attorney General

LKR:ykl
Enclosures: as stated.
cc: Steve Gilbert
Marilyn Gray
Lisa Kendigian

BEFORE THE CANNABIS COMPLIANCE BOARD
STATE OF NEVADA

STATE OF NEVADA, CANNABIS COMPLIANCE BOARD, Petitioner, vs. RED EARTH, LLC, Respondent.	Case No. 2021-41

STIPULATION AND ORDER FOR SETTLEMENT OF DISCIPLINARY ACTION

The Cannabis Compliance Board (the "CCB"), by and through its counsel, Aaron D. Ford, Attorney General for the State of Nevada, L. Kristopher Rath, Esq., Senior Deputy Attorney General and Ashley A. Balducci, Esq., Senior Deputy Attorney General, hereby enters into this Stipulation and Order for Settlement of Disciplinary Action ("Stipulation and Order") with Respondent, Red Earth, LLC (hereinafter "Red Earth" or "Respondent") by and through its counsel, Adam Fulton, Esq., of Jennings & Fulton. Pursuant to this Stipulation and Order, Respondent and CCB (collectively, the "Parties") hereby stipulate and agree that CCB Case No. 2021-41 (the "Administrative Action") shall be fully and finally settled and resolved upon terms and conditions set out herein.

PERTINENT FACTS

1. Respondent is a registered domestic limited liability company licensed in Nevada to operate medical and adult-use cannabis cultivation establishments with certificate No. C012 and license No. RC012.

2. On or about April 2021 CCB staff discovered, through a review of SEC disclosures, that MJ Holdings, Inc., had purchased ownership of Red Earth on or about December 15, 2017 (the "December 2017 Transfer"). The December 2017 Transfer of ownership interest had not been approved by the regulatory entity at the time, the Nevada Department of Taxation, Marijuana Enforcement Division ("the Department"). No transfer

of interest request for the December 2017 Transfer had been submitted at any time thereafter.

3. On or about May 7, 2021, CCB staff wrote to Red Earth and requested further information on the December 2017 Transfer. On or about June 10, 2021, Red Earth responded, through counsel, and acknowledged Red Earth entered into a purchase agreement with MJ Holdings, Inc., on or about December 15, 2017, and acknowledged that a transfer of interest request for this transaction had not been submitted to the Department or CCB. Red Earth's counsel further stated that the aforementioned purchase agreement would be canceled, thereby unwinding the December 2017 Transfer and returning Red Earth to its original ownership structure.

4. Thereafter, CCB staff, working with the Attorney General's Office, entered into settlement negotiations with Red Earth, though its counsel, to attempt to resolve the violation at issue. The Parties were able to come to a mutually acceptable resolution of this matter which is acceptable to CCB staff without the necessity of filing a Complaint for Disciplinary Action.

5. As set forth herein, Respondent stipulates to pay a $10,000 civil penalty for one violation of NAC 453D.905(3)(b)(4) for failing to notify the Department of a change of ownership and stipulates to unwind the unauthorized December 2017 Transfer, in lieu of the CCB filing and serving a Complaint for Disciplinary Action ("Complaint") and proceeding to a disciplinary hearing.

ACKNOWLEDGEMENTS AND APPLICABLE LAW

This Stipulation and Order is made and based upon the following acknowledgements by the Parties:

6. Red Earth has entered into this Stipulation and Order on its own behalf and with full authority to resolve the claims against it and is aware of its rights to contest the violations pending against it. These rights include the filing and service of a disciplinary complaint specifying the charges against Respondent, representation by an attorney at Respondent's own expense, the right to a hearing on any violations or allegations formally

filed, the right to confront and cross-examine witnesses called to testify against Respondent, the right to present evidence on Respondent's own behalf, the right present witnesses to testify on Respondent's behalf, the right to obtain any other type of formal judicial review of this matter, and any other rights which may be accorded to Respondent pursuant to provisions of NRS Chapters 678A through 678D, NAC Chapters 453A and 453D, the Nevada Cannabis Compliance Regulations ("NCCR"), and any other provisions of Nevada law. Red Earth is waiving all these rights by entering into this Stipulation and Order. If the CCB rejects this Stipulation and Order, or any portion thereof, Red Earth reserves the right to withdraw any or all waivers.

7. Should this Stipulation and Order be rejected by the CCB or not timely performed by Respondent, it is agreed that presentation to and consideration by the CCB of such proposed stipulation or other documents or matters pertaining to the consideration of this Stipulation and Order shall not unfairly or illegally prejudice the CCB or any of its members from further participation, consideration, adjudication, or resolution of these proceedings and that no CCB member shall be disqualified or challenged for bias.

8. Respondent acknowledges that this Stipulation and Order shall only become effective after the CCB has approved it.

9. Red Earth enters into this Stipulation and Order after being fully advised of its rights and as to the consequences of this Stipulation and Order. This Stipulation and Order embodies the entire agreement reached between the CCB and Red Earth. It may not be altered, amended, or modified without the express written consent of the Parties and all alterations, amendments and/or modifications must be in writing.

10. In an effort to avoid the cost and uncertainty of a disciplinary hearing, the Parties have agreed to settle this matter. In settling this matter, Respondent acknowledges that the facts contained in the paragraphs in the above "Pertinent Facts" portion of this Stipulation and Order are true and correct. Respondent further acknowledges that, if the CCB filed and served a Complaint, the "Pertinent Facts" could be found to constitute one or more violations of Title 56 of NRS (NRS Chapters 678A through 678D), NRS Chapters

453A and 453D, NAC Chapters 453A and 453D, and/or the NCCR, with civil penalties of $10,000, or more, per violation, and/or a revocation or suspension of each of the Respondent's licenses and certificates, if this matter went to an administrative hearing.

11. To resolve the Administrative Action, and only for those purposes and no other, Respondent specifically admits to the following violation with respect to CCB Case No. 2021-41: one violation of NAC 453D.905(3)(b)(4) for failing to notify the Department of a change of ownership. This violation is applicable to each license and certificate: C012 and RC012.

12. Respondent agrees to pay a civil penalty of ten thousand dollars ($10,000)[1] in consideration of the CCB's agreement to fully resolve the Administrative Action on the terms set forth herein. Respondent further agrees to take corrective action by unwinding the unauthorized December 2017 Transfer, as set forth herein.

13. If the CCB approves this Stipulation and Order, it shall be deemed and considered disciplinary action by the Board against Red Earth.

14. Both parties acknowledge that the CCB has jurisdiction to consider and order this Stipulation and Order because Respondent holds privileged certificates/licenses regulated by the CCB as of July 1, 2020. Respondent expressly, knowingly, and intentionally waives the 21-day and/or 5-day notice requirements contained in the Nevada Open Meeting Law and acknowledges that this Stipulation and Order may be presented to the CCB for its consideration and potential ratification at the Board's meeting on July 27, 2021.

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[1] This $10,000 civil penalty shall be apportioned $5,000.00 each as to C012 and RC012.

STIPULATED ADJUDICATION

Based upon the above acknowledgments of the Parties and their mutual agreement, the Parties stipulate and agree that the following terms of discipline shall be imposed by the CCB in this matter:

15. Violation. Respondent shall be deemed to have committed one Category II violation, as to each and every license and certificate set forth in Paragraph 12, above, effective on the date the CCB approves this Stipulation and Order.

16. Imposition and Payment of Civil Penalties. Red Earth must pay the civil penalty of ten thousand dollars ($10,000) set forth in this agreement within 30 days of the date the CCB approves this Stipulation and Order. Should Red Earth fail to timely pay said civil penalty, Red Earth shall be deemed to be in breach of this Stipulation and Order, deemed to be in default, shall pay all amounts due under this agreement, as well as an additional late payment penalty of fifty thousand dollars ($50,000), and shall have its licenses and certificates immediately suspended, with such suspension remaining in place until all amounts due under this Stipulation and Order are paid in full (inclusive of the $50,000 late payment penalty). CCB will enter an order of default to this effect after default and all amounts due under this subsection shall be immediately due and payable to CCB. Red Earth agrees it cannot and will not file any petition for judicial review and/or any action in any forum for relief from this order of default and that CCB may file any judicial action necessary to recover the amounts owed under this Paragraph, along with its attorneys' fees and costs for recovery of amounts owed. Notwithstanding the foregoing, Red Earth may request, in writing, one extension to pay said civil penalty no later than 5 business days prior to its due date, which may or may not be granted at the discretion of CCB's Executive Director. If such an extension is granted, then failure to pay said civil penalty by said extended due date shall invoke the penalties set forth in this Paragraph, including the $50,000 late payment penalty.

17. Plan of Correction. As consideration for the CCB's agreement to fully resolve the Administrative Action, Red Earth agrees to unwind the unauthorized December 2017

Transfer. Red Earth's unwinding of the December 2017 Transfer is a material term of this Stipulation and Order. Therefore, Red Earth shall cancel the aforementioned purchase agreement of December 15, 2017, thereby unwinding the December 2017 Transfer and returning Red Earth to its original ownership structure. Red Earth shall submit to CCB staff the termination agreement and any associated documents needed to accomplish this unwinding no later than Tuesday, August 31, 2021, and CCB staff must approve said documents before said unwinding shall become effective. Once CCB staff have approved said documents, the termination agreement has been completed, and the civil penalty has been paid, the Administrative Action shall be deemed closed and CCB will not require any transfer of interest requests to be submitted for the unwinding of the December 2017 Transfer.

18. Potential Future Action against Respondent. The Parties agree that, pursuant to the specific facts of this case, the progressive disciplinary provisions of NAC 453D.905(4)(b) of two years shall apply to the disciplinary actions herein. Said two-year period shall commence on the date the CCB approves this Stipulation and Order. Any additional Category II violations within said two-year period would invoke the progressive disciplinary provisions of NAC 453D.905(4)(b). After said two-year period expires, the CCB may still consider the compliance history of Respondent under NCCR 4.030(2). In addition to the factors listed for consideration in NCCR 4.030(2), in any future disciplinary action involving the licenses and certificates of Respondent at issue in this case, CCB will also take into account and consider the fact that Respondent has cooperated in and negotiated in good faith in the resolution of CCB Case No. 2021-41.

19. Contingency if Approval Denied. If approval of this Stipulation and Order is denied by CCB, Respondent and counsel for the CCB agree to resume settlement negotiations in good faith and attempt to reach an agreement to amend this Stipulation and Order and resubmit an amended Stipulation and Order to the CCB to review for approval at its next regularly scheduled meeting. If such an agreement cannot be reached, the Parties agree to proceed with a disciplinary action, which shall include the filing and

service of a disciplinary complaint and a disciplinary hearing before the CCB or its assigned hearing officer. Should the Administrative Action proceed for the reasons set forth in this Paragraph, CCB preserves all its claims and arguments in the Administrative Action as set forth in its Complaint (to be filed) and Respondent preserves all its defenses and arguments it may assert. An unapproved Stipulation and Order shall not be admissible as evidence or referenced in argument at any disciplinary hearing in CCB Case No. 2021-41 or any other matter involving the CCB.

20. Contingency if Approval Conditioned. If the CCB approves this Stipulation and Order, but said approval is contingent on certain conditions, the parties will undertake further good faith negotiations to include said conditions in an amended Stipulation and Order for execution by the CCB Chair. If Respondent does not agree to the certain conditions imposed by the CCB, the parties will undertake additional negotiations and attempt to reach an agreement to amend this Stipulation and Order and resubmit an amended Stipulation and Order to the CCB to review for approval at its next regularly scheduled meeting. If such an agreement cannot be reached, the Parties agree to proceed with a disciplinary action, which shall include the filing and service of a Complaint and a disciplinary hearing before the CCB or its assigned hearing officer. Should the Administrative Action proceed for the reasons set forth in this Paragraph, CCB preserves all its claims and arguments in the Administrative Action as set forth in its Complaint (to be filed) and Respondent preserves all its defenses and arguments it may assert. An unapproved Stipulation and Order shall not be admissible as evidence or referenced in argument at any disciplinary hearing in CCB Case No. 2021-41 or any other matter involving the CCB.

21. Closure of Disciplinary Action. Once this Stipulation and Order is fully performed by Respondent, the Administrative Action will be closed.

22. Communications with CCB Members. Respondent understands that this Stipulation and Order will be presented to the CCB in open session at a duly noticed and scheduled CCB meeting. Respondent understands that the CCB has the right to decide in

its own discretion whether or not to approve this Stipulation and Order. The CCB's counsel, which is the Nevada Attorney General and its staff attorneys, will recommend approval of this Stipulation and Order. In the course of seeking CCB acceptance of this Stipulation and Order, counsel for CCB may communicate directly with individual CCB members. Respondent acknowledges that such communications may be made or conducted *ex parte*, without notice or an opportunity for Respondent to be heard on its part until the public CCB meeting where this Stipulation and Order is discussed, and that such contacts and communications may include, but may not be limited to, matters concerning this Stipulation and Order, the Administrative Action and any and all information of every nature whatsoever related to these matters. Respondent agrees that it has no objections to such *ex parte* communications. CCB agrees that Respondent and its counsel shall appear at the CCB meeting where this Stipulation and Order is discussed and, if requested, respond to any questions that may be addressed to Respondent and/or the Attorney General's staff attorneys. Respondent agrees that, should the CCB decline to approve this Stipulation and Order, Respondent will not contest or otherwise object to any CCB member, and/or CCB appointed hearing officer, hearing and adjudicating the Administrative Action based on the aforementioned *ex parte* communications with anyone from the Nevada Attorney General's Office.

23. Release. In execution of this agreement, Respondent agrees that the State of Nevada, the CCB, the Office of the Attorney General, and each of their members, staff, attorneys, investigators, experts, hearing officers, consultants, employees, and agents are immune from any liability for any decision or action taken in good faith in response to information and data acquired by the CCB. Respondent agrees to release the State of Nevada, the CCB, the Office of the Attorney General, and each of their members, staff, attorneys, investigators, experts, hearing officers, consultants, employees, and agents from any and all manner of actions, causes of action, suits, debts, judgments, executions, claims, and demands whatsoever, known or unknown, in law or equity, that Respondent ever had, now has, may have or claim to have against any and/or all of the persons, government

agencies or entities named in this Paragraph, arising out of, or by reason of, CCB's investigation of the matters set forth in this Stipulation and Order, or the administration of CCB Case No. 2021-41.

24. No Precedence. The Parties agree that this Stipulation and Order shall not constitute a precedent for any other issues or proceedings before the CCB and/or in any other forum, other than those set forth in this Stipulation and Order. Furthermore, this Stipulation and Order shall not be admissible in any other proceeding or action with respect to proof of fact or any other matter and/or any other licensee and/or cannabis establishment registered agent.

Notwithstanding the foregoing, the CCB may consider the discipline imposed herein in any future disciplinary action against Respondent, as required under NCCR 4.030(2), along with the other factors set forth in NCCR 4.030(2), and possible progressive discipline pursuant to NAC 453D.905 and/or NCCR 4.035 through 4.060. As every case concerns different facts and details, this Stipulation does not act as precedence to bind CCB to impose any particular penalty, to charge or allege any particular violation, and/or to impose any particular disciplinary action in the future for this Respondent, or any other respondents in another CCB case, for violations of the same statutes and/or regulations addressed in this Stipulation and Order. Likewise, CCB is not bound by any previous settlement agreements it has approved in entering into this Stipulation and Order.

25. Attorneys' Fees and Costs. The Parties each agree to bear their own attorneys' fees and costs.

26. Further Assurances. The Parties shall cooperate in executing such additional documents and performing such further acts as may be reasonably necessary to give effect to the purposes and provisions of this Stipulation and Order.

27. Voluntary and Informed Agreement. Respondent represents that its owners, officers, and/or its directors, who are responsible for and able to legally bind Respondent have read completely and understand fully the terms of this Stipulation and Order, that such terms are fully understood and voluntarily accepted by Respondent in advance of and

IN WITNESS WHEREOF, this Stipulation and Order has been executed by the Parties and attested by their duly authorized representatives as of the date(s) so indicated. The Effective Date of this Stipulation and Order shall be the date it is ordered by the CCB.

______________________ Date: 7/14/21

Adam Fulton, Esq. (Nev. Bar No. 11572)
Jennings & Fulton
Counsel for Respondent Red Earth

____

Printed name: [illegible] Date: 7/13/2021
On behalf of Respondent Red Earth

______________________ Date: 7/14/2021

L. Kristopher Rath (Nev. Bar No. 5749)
Ashley Balducci (Nev. Bar No. 12687)
Senior Deputy Attorney General
Counsel for Cannabis Compliance Board

______________________ Date: 7/27/2021

Tyler Klimas, Executive Director for the Cannabis Compliance Board

ORDER

WHEREAS, on 27th, day of July 2021, the Nevada Cannabis Compliance Board approved and adopted all the terms and conditions set forth in the Stipulation and Order for Settlement of Disciplinary Action with Respondent Red Earth, LLC.

IT IS SO ORDERED.

SIGNED AND EFFECTIVE this 27 day of July, 2021.

STATE OF NEVADA,
CANNABIS COMPLIANCE BOARD

By: [signature]
HON. MICHAEL L. DOUGLAS, CHAIR